Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces Special Dividend of $0.15 per Share

BOSTON – December 22, 2025 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) today announced that its Board of Directors (the “Board”) has declared a special dividend of $0.15 per share.

The special dividend will be paid on January 26, 2026 to stockholders of record as of December 31, 2025. The special dividend is intended to manage our tax and RIC distribution requirements.

“We are pleased to announce a special dividend for our shareholders driven by the Company’s over-earnings throughout the year,” said Amit Joshi, Chief Financial Officer of BCSF. “This special dividend reflects our disciplined capital management, and we remain focused toward our goal of retaining a meaningful amount of spillover income as we believe it is beneficial to the stability of our regular dividend and steadily building net asset value per share over time.”

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle-market companies. BCSF is managed by BCSF Advisors, L.P., an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, L.P. Since commencing investment operations on October 13, 2016, and through September 30, 2025, BCSF has invested approximately $9,688.5 million in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

Certain information contained herein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included herein may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

Katherine Schneider

Tel. (212) 803-9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. (646) 502-3549

clusk@stantonprm.com